UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2015

COSTAR GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24531	52-2091509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1331 L Street NW, Washington, DC	20005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (202) 346-6500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2015, CoStar Group, Inc. (“CoStar” or the “Company”) announced the appointment of Scott Wheeler as Chief Financial Officer of the Company effective January 11, 2016. Upon the effective date of Mr. Wheeler’s appointment, Scott L. Yinger, Interim Chief Financial Officer, will resume the position of Vice President, Finance of the Company and will no longer serve as the Company’s principal financial officer and principal accounting officer.

Mr. Wheeler, 52, has served in various roles with Experian, a global information services company, since 2006, including his most recent role of Chief Financial Officer – Experian North America and Global Technology Services, where he served beginning in 2013 as the chief financial officer for the North America regional business group with $2.5 billion in sales across four business segments and twelve operating units and as the global chief financial officer for the technology services organization. From 2008 through 2012, Mr. Wheeler served as Chief Financial Officer – Experian North America; Director – SalesShare and Innovation, where he led the regional innovation program and implemented a cross-selling program. From 2006 through 2007, Mr. Wheeler served as Chief Financial Officer – Experian Americas, where he served as the senior finance leader for North, Central and South American operations of Experian. Mr. Wheeler comes to CoStar with thirty years of financial and leadership experience, including ten years with Deloitte & Touche, LLP, where he progressed through audit and assurance functions to a senior manager position.

Mr. Wheeler’s employment is not subject to an employment agreement. In connection with his appointment, the Compensation Committee of the Board of Directors approved the following compensation for Mr. Wheeler, as well as a sign-on bonus of $200,000 and a relocation allowance of up to $175,000.

2016 Base Salary (1)	Stock Awards (2)	2016 Non-Equity Incentive Plan Awards (3)
		Threshold	Target	Maximum
$450,000	$2,300,000	32.5%	65%	130%

(1)	Salary effective as of January 11, 2016 for the remainder of 2016.

(2)
The number of shares to be awarded will be determined using the fair market value of the Company’s common stock on the date of grant, January 11, 2016. The shares of restricted stock will be granted under the Company’s 2007 Stock Incentive Plan, as amended. The form of the restricted stock agreement between the Company and Mr. Wheeler has been filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed June 22, 2007 and is incorporated by reference herein.

(3)
Represents the percentage of Mr. Wheeler’s base salary on which his 2016 cash incentive award will be computed under the Company’s annual incentive bonus plan based on his achievement of individual and Company financial goals. The bonus will be awarded and paid in 2017 after actual financial results are determined for 2016.

In the event that Mr. Wheeler’s employment with the Company is involuntarily terminated by the Company during the first twelve months following the date Mr. Wheeler commences employment for reasons other than cause or if Mr. Wheeler voluntarily resigns his employment during the first twelve months following his start date for good reason, he is eligible to receive a severance payment equal to twelve months of base salary plus his target annual cash incentive bonus prorated based on the period of time he served during the applicable performance period, payable over twelve months, provided that he signs a waiver and release of claims against the Company. In the event that Mr. Wheeler’s employment with the Company is involuntarily terminated by the Company after the twelve month anniversary of his start date for reasons other than cause or if Mr. Wheeler voluntarily resigns his employment after the twelve month anniversary of his start date for good reason, he is eligible to receive a severance payment equal to six months of base salary plus his target annual cash incentive bonus prorated based on the period of time he served during the applicable performance period, payable over six months, provided that he signs a waiver and release of claims against the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COSTAR GROUP, INC.

By:
Date: November 19, 2015	/s/ Scott L. Yinger

Name: Scott L. Yinger
Title: Interim Chief Financial Officer